                                                              Exhibit 99, Page 1

GORMAN-RUPP REPORTS IMPROVED SECOND QUARTER 2003

Mansfield, Ohio - July 18, 2003 - The Gorman-Rupp Company (AMEX:GRC) reports that second quarter 2003 net sales and net income were improved over the first quarter; however, they remain below those of the second quarter 2002.

Net sales for the second quarter ended June 30, 2003 were $49,083,000 compared to $52,583,000 in 2002. Net income for the second quarter 2003 was $2,567,000, or $0.30 per share, compared to $3,250,000, or $0.38 per share for the same quarter in 2002.

Net sales for the first six months of 2003 were $92,876,000 compared to $97,882,000 in 2002. Net income for the same period was $3,769,000 compared to $5,403,000 in 2002, equal to earnings per share of $0.44 and $0.63, respectively.

The Company reports the improvement over the previous quarter is attributed to increased pump sales and continued cost reduction. However, the lack of any significant improvement in spending in the capital sector continues to place pressure on companies selling products into these markets. The decline in orders from the power generation industry continues to impact the Company compared to previous years.

Positive cash flow from operations, continuing profitability by all the Company's subsidiaries and divisions and no bank debt remain as pillars positioning the Company for the future. Backlog at June 30, 2003 was $68.5 million compared to $70.2 million at year end.

In June, the Company was again named among the top 100 Ohio public companies by The Cleveland Plain Dealer in "The Plain Dealer 100." The Company is pleased to be included in this elite group and the recognition again confirms the financial and business success of Gorman-Rupp.

The Company anticipates that the capital goods sector will remain relatively soft through the balance of 2003.

David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone  (419) 755-1477

For information contact Robert E. Kirkendall, Senior Vice President, Telephone (419) 755-1294.

The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.

                                                              Exhibit 99, Page 2


                    The Gorman-Rupp Company and Subsidiaries
             Condensed Consolidated Statements of Income (unaudited)
                (in thousands of dollars, except per share data)

                                              Three Months        Six Months
                                             Ended June 30,     Ended June 30,
                                            2003      2002      2003      2002
                                           -------   -------   -------   -------

Net sales                                  $49,083   $52,583   $92,876   $97,882
Cost of products sold                       37,814    40,336    73,169    76,088
                                           -------   -------   -------   -------
Gross profit                                11,269    12,247    19,707    21,794

Selling, general &
  administrative expenses (1)                7,195     7,369    13,958    13,448
                                           -------   -------   -------   -------
Operating income                             4,074     4,878     5,749     8,346
Other income (expense), net (1)                 77       100       338       104
                                           -------   -------   -------   -------
Income before income taxes                   4,151     4,978     6,087     8,450
Income taxes                                 1,584     1,728     2,318     3,047
                                           -------   -------   -------   -------
Net income                                 $ 2,567   $ 3,250   $ 3,769   $ 5,403
                                           =======   =======   =======   =======
Basic & diluted earnings
  per share                                $  0.30   $  0.38   $  0.44   $  0.63

(1) Prior period amounts have been reclassified to conform to current period presentation.


                    The Gorman-Rupp Company and Subsidiaries
               Condensed Consolidated Balance Sheets (unaudited)
                           (in thousands of dollars)


                                                        June 30,      December 31,
                                                          2003            2002
                                                       ----------     -----------
              Assets

Cash & cash equivalents                                $   12,548     $   13,086
Accounts receivable                                        32,529         29,234
Inventories                                                38,422         35,587
Other current assets & deferred
   income taxes                                             5,096          5,952
                                                       ----------     ----------
     Total Current Assets                                  88,595         83,859

Property, plant & equipment - net                          56,371         57,757
Other assets                                               11,682         11,230
                                                       ----------     ----------
     Total Assets                                      $  156,648     $  152,846
                                                       ==========     ==========
Liabilities and Shareholders' Equity

Accounts payable                                       $    5,620     $    6,557
Accrued liabilities & expenses                             13,569         12,257
Income taxes                                                2,199            468
                                                       ----------     ----------
     Total Current Liabilities                             21,388         19,282

Long-term notes payable                                       145            291
Postretirement benefits                                    22,100         21,817

Shareholders' Equity                                      113,015        111,456
                                                       ----------     ----------
     Total Liabilities & Shareholders' Equity          $  156,648     $  152,846
                                                       ==========     ==========
Shares outstanding                                      8,540,553      8,540,553
